EXHIBIT 99.1

NEWS RELEASE – For Immediate Dissemination

Body and Mind Announces Q1 2024 Financial Results

Las Vegas, NV and Vancouver, B.C., Canada (December 21, 2023) – Body and Mind Inc. (CSE: BAMM, OTCQB: BMMJ) (the “Company” or “BaM”), a multi-state operations-focused cannabis company, is pleased to announce financial results for the first quarter of fiscal year 2024 ended October 31, 2023 and to provide shareholders with an operational update. All financial information is provided in U.S. dollars unless otherwise indicated.

Q1 FY2024 Financial Highlights:

•	Revenue of $5.5 million in Q1 FY2024 as compared to $5.8 million in Q1 FY2023, a 7% reduction in revenue from Q1 FY 2023.

•	Positive Net Income of $0.2 million in Q1 FY 2024 as compared to a Net Loss of $3.0 million in Q1 FY 2023, owing to the gain on the sale of the Body & Mind dispensary in Ohio.

•	Gross margin improved to 37.4% in Q1 FY2024 as compared to 14.7% in Q1 FY2023.

•	The Company had 144,968,000 common shares outstanding as of December 15, 2023.

Q1 FY 2024 Summary & Comparison to Q1 FY 2023 (in Millions of US$)

	Q1 FY 2024	Q1 FY 2023
Revenue	$5.5	$5.8
Net Operating Profit (Loss)	($1.2)	($2.2)
Net Income/(Loss)*	$0.2	($3.0)

Q1 FY2024 (ended October 31, 2023) and Subsequent Highlights:

•	Closed the sale of the Body and Mind dispensary near Cleveland Ohio for total consideration of $8,225,000 in cash.

•	Fully repaid $7.33 million senior secured debt.

•	Received $2.0 million cash deposit in November 2023 in relation to the sale of the Body and Mind Ohio processing operation.

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Closed the Long Beach dispensary transaction and as a result of finalization of seller liabilities returned 1,650,974 share of common stock to the Company’s treasury (roughly 1% of issued and outstanding shares).

•	Continued construction for the Lynwood, Illinois dispensary with HVAC, plumbing and electrical work nearly completed, and exterior excavation mostly completed.

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Advanced New Jersey state license application in conjunction with BaM Body and Mind Dispensary NJ, Inc. The dispensary facility will be 4,000 square feet with more than 100 parking places for easy access and convenient shopping. Demolition has been completed and the building permit is expected by the end of the calendar year.

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Management Commentary

“The most recent quarter reflects our work to strengthen our balance sheet through divestment of our Ohio dispensary and retirement of $7.33 million in senior secured debt. We are hyper-focused on cost savings and the full repayment of our senior secured debt will save roughly one million dollars per year in interest payments. Our team is continually striving for better performance and we are pleased with the improvements in our gross margin. Additionally, with the closing of the Long Beach dispensary transaction, the Company reduced the total shares outstanding by roughly 1% as a result of finalization of seller liabilities. We look forward to opening our dispensaries in Illinois and New Jersey in calendar 2024 and expanding our brand and experienced team to these important markets.

For further details, please see the Company’s recent Form 10-Q filing on EDGAR at www.sec.gov/edgar/search, and the interim financial statements filed on SEDAR+ at www.sedarplus.ca.

*Net Income for Q1 FY2024 included income from the sale of Ohio dispensary.

About Body and Mind Inc.

BaM is an operations-focused cannabis company with active retail operations in Arkansas, Illinois and California, pending retail operations in New Jersey, and craft cultivation and/or processing operations in Nevada and Arkansas. We work daily to increase our market share through delighting customers while also continuing to hone our operational efficiencies to drive profits. We are primarily guided by the metric of return on investment. Currently, we believe the most significant return on investment projects in front of us are successful retail cannabis store launches in Illinois and New Jersey, which augment our existing retail footprint. We also believe that our team’s core operational skillsets will create significant future shareholder value as the cannabis industry matures.

Please visit www.bodyandmind.com for more information.

Instagram: @bodyandmindBaM

Twitter: @bodyandmindBaM

For further information, please contact:

Company Contact:

Michael Mills

CEO

Tel: 800-361-6312

ir@bodyandmind.com

Neither the Canadian Securities Exchange nor its Market Regulator (as that term is defined in the policies of the Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.

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Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of activities, variations in the underlying assumptions associated with the estimation of activities, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labor disputes and other risks. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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